Exhibit 99.1

Media Contact:

Chris Whelan
T (502) 627-4999
F (502) 627-3629

Investor Relations Contact:

Joe Bergstein
T (610) 774-5609

September 15, 2011

EPA Changes Force LG&E, KU to Retire Three Coal-fired Power Plants,
Company to Build Natural Gas-Fired Generation at Cane Run,
Purchase Peaking Units

 (LOUISVILLE, Ky.) – Louisville Gas and Electric Company and Kentucky Utilities Company announced today that they will be forced to retire three older coal-fired electric generating stations to meet new, stricter federal Environmental Protection Agency’s regulations.

In a certificate of public convenience and necessity filing with the Kentucky Public Service Commission today, the companies requested approval to build a 640-megawatt, natural gas combined cycle generating unit (NGCC) at the existing Cane Run site in southwestern Louisville. In addition, the companies requested approval to purchase from Bluegrass Generation Company three additional simple-cycle natural gas combustion turbines located in LaGrange that will provide up to 495 megawatts of peak generation supply. Today’s filings, and the planned retirements of Cane Run, Tyrone and Green River, are the results of the ongoing EPA regulation analysis and last December’s Request for Proposal submittals.

As outlined in the companies’ 2011 Integrated Resource Plan, the NGCC is the least-cost method of generation. Consistent with previous disclosures, these two actions for replacement generation are expected to cost up to $800 million, of which approximately $110 million is for the Bluegrass plant. Recovery of the additional costs is not part of today’s filing, but will be included in a future base rate case filing. While preliminary evaluations had estimated increases of 5 percent for LG&E and 2 percent for KU, based on the respective ownership allocations, it is now expected that LG&E customers will not experience an increase in rates due to this construction, while KU customers will see about a 4 percent increase.

“While we have had a long history of being an environmental leader in the industry, the ever more stringent environmental regulations have forced us to take a hard look at how we generate electricity, how we will comply with the new federal EPA requirements, and how to best limit the potential cost increase on our customers and the community,” said Paul W. Thompson, senior vice president of Energy Services for LG&E and KU. “The bottom-line is that achieving environmental compliance under the EPA’s present fragmented framework will have a significant impact on our company, our customers and our Commonwealth.”

While fewer employees will ultimately be needed to run the NGCC plant, the company is still determining the full extent of the workforce impact. Cane Run and Green River coal units will need to remain operational until the replacement generation and associated transmission projects are completed. As we have done in the past, the companies will look for opportunities to utilize as many existing employees as possible.

Currently, about 97 percent of the electricity in the companies’ generation fleet is produced by coal. After the construction of the NGCC and plant retirements, LG&E and KU will remain 90 percent coal-fired. The EPA’s new regulations will require many of the companies’ existing coal-fired plants to implement additional technologies, controls and processes no later than 2016 in order to maintain compliance.

The financial impact of these rules will be especially significant in Kentucky, since more than 95 percent of Kentucky’s electricity is being generated by coal. The companies estimate that complying with the new federal requirements under the clean air regulations – through upgrades and new construction -- could cost approximately $4 billion in capital expenditures by 2019, with over $3 billion of that amount incurred by the end of 2016.

“Given the enormous cost and strict compliance timetable required to retrofit some of our aging generation units with additional technology, we’ve had to explore a lower-cost option that results in retiring older coal-fired generating units and replacing them with natural gas units,” added Thompson.

The companies filed an application with the Louisville Metro Air Pollution Control District for an air permit on June 13 and hope to have approval by spring of 2012. They are requesting that the KPSC rule on the CPCN by April. Once all approvals are received, construction on a NGCC at Cane Run will begin in 2012 and is expected to be complete by 2016, replacing coal generation at that facility with natural gas. The three peaking units are expected to be available for use during next summer’s cooling season. This transaction is also subject to various other regulatory approvals, including the Federal Energy Regulatory Commission and the Virginia State Corporation Commission.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.